Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 2, 2009 relating to the financial statements of Oncor Electric Delivery Company LLC and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the merger of EFH Corp. with Merger Sub on October 10, 2007), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 31, 2009